January 17, 2008

Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, MI 48108
Attention:	Mr. George Jones
President and CEO

Dear George:

     I am delighted to join the Borders Group, Inc. (“Borders”) board, and I look forward to making a contribution to the company.

     This letter, intended solely for the benefit of Borders, contains a series of undertakings by myself, my firm and the investment funds that we advise (collectively, “Pershing Square” or “we”). These undertakings will be effective while I am a Borders director, and are intended to be legally binding on Pershing Square (which I am authorized to bind) and to address various issues that we have discussed.

     We are sensitive to Borders’ concerns regarding confidentiality and other regulatory issues, and feel that it would be appropriate to restrict ourselves as set forth in this letter in order to address those considerations. To that end, I hereby undertake, consistent with my fiduciary duties to Borders, (i) not to serve, and Pershing Square agrees not to designate any of its personnel (including, for that purpose, consultants compensated by Pershing Square), as an officer or director of any bookseller competitor of Borders, and (ii) to refrain from communicating to anyone (whether to any company in which we have an investment or otherwise) outside of the five individuals in addition to myself on Pershing Square’s Investment Team, Pershing Square’s chief legal officer and Pershing Square’s chief compliance officer confidential information I learn in my capacity as a director of Borders; provided that Pershing Square shall (and shall cause its personnel to) be bound by the same confidentiality restrictions that apply to me. In addition, this letter memorializes that, subject to applicable law, all of Pershing Square’s personnel have agreed to maintain the confidentiality of Borders’ nonpublic information they obtain through my service on the Borders board and not to trade in Borders securities in violation of law while in possession of such nonpublic material information.

     In addition, if either Borders or Pershing Square (the “notifying party”) determines in good faith that your election of me to the Borders board of directors, or my serving as such a director, either alone or in conjunction with other matters, causes the notifying party’s outside

Borders Group, Inc.
January 17, 2008

counsel to conclude in writing that as a result of such election, service and other matters that either Borders or Pershing Square or both of Borders and Pershing Square is (or are) or will likely be in violation of the antitrust laws, then the notifying party will inform the other party of such opinion and determination together with the basis for such opinion and determination in reasonable detail. In such event, such other party will consult with its outside counsel. If such other party determines that such a violation of law exists as to it, or if the notifying party determines that such violation of law exists as to such notifying party, then Borders and/or Pershing Square, as the case may be, shall take commercially reasonable steps to address such violation of law by it. Moreover, either party may determine, even if it has not determined that a violation of law exists, that circumstances are such that action is appropriate to address such circumstances, in which case such party may take such steps as it deems appropriate to address such circumstances. This is without limitation to any other rights or remedies a party shall have.

     Furthermore, we agree that, for so long as I serve on the Borders board, I will comply with the policies (as applied to me on a reasonable and good faith basis) applicable generally to directors of Borders as currently in effect (together with changes to such policies imposed on a reasonable and good faith basis), and Pershing Square will not engage in the purchase or sale of Borders securities during Borders blackout periods under the restriction calendar currently in effect, together with changes to such calendar or unscheduled blackout periods (in either case imposed on a reasonable and good faith basis). Borders shall not be responsible for compliance by Pershing Square or me with the securities laws, including regulations relating to insider trading.

     Further, we agree that: (i) for so long as I serve on the Borders board (and, if I resign from the Borders board, for two weeks after written notice of such resignation), Pershing Square will not cross the 20% beneficial ownership threshold (as beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934) with respect to Borders common stock (other than as a result of Company share repurchases) unless we give Borders two weeks’ prior notice that we intend to do so (and we agree that if we breach this agreement, we will as promptly as reasonably practicable divest Borders common stock to again comply with such 20% beneficial ownership threshold and will not vote any Borders common stock in excess of such 20% ownership threshold until we do so, these remedies being specifically enforceable and in addition to any other remedies available to Borders in respect of such breach); and (ii) if Pershing Square disposes of its interests in Borders such that it ceases to own at least 5% of the outstanding common stock of Borders, I will offer my resignation to the Borders board.

Borders Group, Inc.
January 17, 2008

I look forward to working together with you and the board.

Very truly yours,
/s/ Richard T. Mcguire, III
Richard T. Mcguire, III

AGREED:

BORDERS GROUP, INC.

By: /s/ George Jones
Name: George Jones
Title: President and CEO